Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of October 14, 2025, is by and among Winklevoss Capital Fund, LLC, Winklevoss Treasury Investments, LLC, Winklevoss Capital Management, LLC, Tyler H. Winklevoss, and Cameron H. Winklevoss. (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to the shares of common stock, with a nominal value of $0.001 per share, of Leap Therapeutics, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Winklevoss Capital Fund, LLC	Winklevoss Treasury Investments, LLC
By: Winklevoss Capital Management LLC Its: Manager By: /s/ Cameron H. Winklevoss	By: /s/ William McEvoy
Name: Cameron H. Winklevoss	Name: William McEvoy
Title: Manager	Title: Manager

Winklevoss Capital Management, LLC	Tyler H. Winklevoss
By: /s/ Cameron Winklevoss	By: /s/ Tyler H. Winklevoss
Name: Cameron Winklevoss	Name: Tyler H. Winklevoss
Title: Manager

Cameron H. Winklevoss
By: /s/ Cameron Winklevoss
Name: Cameron H. Winklevoss